Exhibit 10.18

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (the "Agreement") is made and entered into this day of December 30, 2013, (the "Effective Date") by and between Microlin Bio, Inc., a Delaware corporation duly organized under law and having an usual place of business at 302A W. 12th Street, Suite 114, New York, NY 10014 (hereinafter referred to as the “Company") and Jeffrey Jensen (hereinafter referred to as the "Consultant") residing at 716 La Canada St., La Jolla, CA 92037.

WHEREAS, the Company wishes to engage the Consultant to provide the services described herein and Consultant agrees to provide the services for the compensation and otherwise in accordance with the terms and conditions contained in this Agreement,

NOW THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, accepted and agreed to, the Company and the Consultant, intending to be legally bound, agree to the terms set forth below.

1.           TERM.  Commencing as of the Effective Date, and continuing for a period of one (1) year (the “Term”), unless earlier terminated pursuant to Article 4 hereof, the Consultant agrees that he will serve as a consultant to the Company.  This Agreement may be renewed or extended for any period as may be agreed by the parties.

2.           DUTIES AND SERVICES.

(a)          Consultant's duties and responsibilities shall be to provide strategic, scientific, clinical and technical advice and support to the company and its CEO in the company’s clinical testing and clinical trials development efforts, including clinical study planning, experimentation design, data analysis and vendor selection and management. In addition, the consultant shall assist in investor meetings, document preparation, including business plans, corporate presentation, S-1 document, financial model, Pre-IND meetings, FDA meetings and other related material and work as requested by the Company, the Executive management personnel or Board of Directors. The Consultant shall report directly to the Chairman (collectively, the “Duties” or “Services”).

(b)          The Consultant represents and warrants to the Company that he is under no contractual or other restrictions or obligations which are inconsistent with the execution of this Agreement, or which will interfere with the performance of his Duties.  Consultant represents and warrants that the execution and performance of this Agreement will not violate any policies or procedures of any other person or entity for which he performs Services concurrently with those performed herein.

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(c)          In performing the Services, Consultant shall comply, to the best of his knowledge, with all business conduct, regulatory and health and safety guidelines established by the Company for any governmental authority with respect to the Company’s business.

3.           CONSULTING FEE.

(a)          Subject to the provisions hereof, the Company shall pay Consultant a hourly consulting fee of $275 per hour, paid monthly (the "Consulting Fee"). The Consultant agrees to devote a minimum of twenty (20) hours per month for services to the company. The Consultant shall submit a brief summary report to the Company of his activities for the month just ended during the Term of this Agreement. The consultant shall accrue any and all approved Consulting Fees until the company has raised at least $500,000 in capital from sophisticated investors. Additionally, the company will issue the option to purchase shares equivalent to 0.5% of the company’s outstanding shares at the time of this agreement. These options shall vest over a four (4) year period as follows; twenty five percent (25%) of the shares shall vest on the first anniversary of this agreement and the remaining shares shall vest on a monthly basis over the remaining three-year period on a pro-rata basis. The Consultant acknowledges that this is the only form of compensation provide for his/her services.

(b)          Consultant shall be entitled to prompt reimbursement for all pre-approved expenses incurred in the performance of his/her Duties, upon submission and approval of written statements and receipts in accordance with the then regular procedures of the Company.

(c)          The Consultant agrees that all Services will be rendered by him as an independent contractor and that this Agreement does not create an employer-employee relationship between the Consultant and the Company.  The Consultant shall have no right to receive any employee benefits including, but not limited to, health and accident insurance, life insurance, sick leave and/or vacation. Consultant agrees to pay all taxes including, self-employment taxes due in respect of the Consulting Fee and to indemnify the Company in the event the Company is required to pay any such taxes on behalf of the Consultant.

4.           EARLY TERMINATION OF THE TERM.

(a)          If the Consultant voluntarily ceases performing his Duties, becomes physically or mentally unable to perform his Duties, or is terminated for cause, then, in each instance, the Consulting Fee shall cease and terminate as of such date. Any termination “For Cause” shall be made in good faith.

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(b)          This Agreement may be terminated without cause by either party upon not less than fifteen (15) days prior written notice by either party to the other.

(c)          Upon termination under Sections 4(a) or 4(b), neither party shall have any further obligations under this Agreement, except for the obligations which by their terms survive this termination as noted in Section 16 hereof.  Upon termination and, in any case, upon the Company’s request, the Consultant shall return immediately to the Company all Confidential Information, as hereinafter defined, and copies thereof.

5.           RESTRICTED ACTIVITIES. During the Term and for a period of five (5) year thereafter, Consultant will not, directly or indirectly:

(i)           solicit or request any employee of or consultant to the Company to leave the employ of or cease consulting for the Company;

(ii)          solicit or request any employee of or consultant to the Company to join the employ of, or begin consulting for, any individual or entity that researches, develops, markets or sells products that compete with those of the Company;

(iii)         solicit or request any individual or entity that researches, develops, markets or sells products that compete with those of the Company, to employ or retain as a consultant any employee or consultant of the Company; or

(iv)         induce or attempt to induce any supplier or vendor of the Company to terminate or breach any written or oral agreement or understanding with the Company.

6.           PROPRIETARY RIGHTS.

(a)          Definitions.  For the purposes of this Article 6, the terms set forth below shall have the following meanings:

(i)         Concept and Ideas.  Those concepts and ideas disclosed by the Company to Consultant or which are first developed by Consultant during the course of the performance of Services hereunder and which relate to the Company' present, past or prospective business activities, services, and products, all of which shall remain the sole and exclusive property of the Company.  The Consultant shall have no publication rights and all of the same shall belong exclusively to the Company.

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(ii)        Confidential Information. For the purposes of this Agreement, Confidential Information shall mean and collectively include: all information relating to the business, plans and/or technology of the Company including, but not limited to technical information including inventions, methods, plans, processes, specifications, characteristics, assays, raw data, scientific preclinical or clinical data, records, databases, formulations, clinical protocols, equipment design, know-how, experience, and trade secrets; developmental, marketing, sales, customer, supplier, consulting relationship information, operating, performance, and cost information; computer programming techniques whether in tangible or intangible form, and all record bearing media containing or disclosing the foregoing information and techniques including, written business plans, patents and patent applications, grant applications, notes, and memoranda, whether in writing or presented, stored or maintained in or by electronic, magnetic, or other means.

Notwithstanding the foregoing, the term “Confidential Information” shall not include any information which: (a) can be demonstrated to have been in the public domain or was publicly known or available prior to the date of the disclosure to Consultant; (b) can be demonstrated in writing to have been rightfully in the possession of Consultant prior to the disclosure of such information to Consultant by the Company; (c) becomes part of the public domain or publicly known or available by publication or otherwise, not due to any unauthorized act or omission on the part of Consultant; or (d) is supplied to Consultant by a third party without binder of secrecy, so long as that such third party has no obligation to the Company or any of its affiliated companies to maintain such information in confidence.

(b)          Non-Disclosure to Third Parties.  Except as required by Consultant's Duties, Consultant shall not, at any time now or in the future, directly or indirectly, use, publish, disseminate or otherwise disclose any Confidential Information, Concepts, or Ideas to any third party without the prior written consent of the Company which consent may be denied in each instance and all of the same, together with publication rights, shall belong exclusively to the Company.

(c)          Documents, etc.  All documents, diskettes, tapes, procedural manuals, guides, specifications, plans, drawings, designs and similar materials, lists of present, past or prospective customers, customer proposals, invitations to submit proposals, price lists and data relating to the pricing of the Company' products and services, records, notebooks and all other materials containing Confidential Information or information about Concepts or Ideas (including all copies and reproductions thereof), that come into Consultant's possession or control by reason of Consultant's performance of the relationship, whether prepared by Consultant or others: (a) are the property of the Company, (b) will not be used by Consultant in any way other than in connection with the performance of his Duties, (c) will not be provided or shown to any third party by Consultant, (d) will not be removed from the Company's or Consultant’s premises (except as Consultant's Duties require), and (e) at the termination (for whatever reason), of Consultant's relationship with the Company, will be left with, or forthwith returned by Consultant to the Company.

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(d)          Patents, etc.  The Consultant agrees that the Company is and shall remain the exclusive owner of the Confidential Information and Concepts and Ideas.  Any interest in patents, patent applications, inventions, technological innovations, trade names, trademarks, service marks, copyrights, copyrightable works, developments, discoveries, designs, processes, formulas, know-how, data and analysis, whether registrable or not ("Developments"), which Consultant, as a result of rendering Services to the Company under this Agreement, may conceive or develop, shall: (i) forthwith be brought to the attention of the Company by Consultant and (ii) belong exclusively to the Company.  No license or conveyance of any such rights to the Consultant is granted or implied under this Agreement.

(e)          Assignment.  The Consultant hereby assigns and, to the extent any such assignment cannot be made at present, hereby agrees to assign to the Company, without further compensation, all of his right, title and interest in and to all Concepts, Ideas, and Developments. The Consultant will execute all documents and perform all lawful acts which the Company considers necessary or advisable to secure its rights hereunder and to carry out the intent of this Agreement.

7.           EQUITABLE RELIEF.  Consultant agrees that any breach of Articles 5 and 6 above by him would cause irreparable damage to the Company and that, in the event of such breach, the Company shall have, in addition to any and all remedies of law, the right to an injunction, specific performance or other equitable relief to prevent the violation or threatened violation of Consultant's obligations hereunder.

8.           WAIVER.  Any waiver by the Company of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach of the same or any other provision hereof.  All waivers by the Company shall be in writing.

9.           SEVERABILITY; REFORMATION.  In case any one or more of the provisions or parts of a provision contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision or part of a provision of this Agreement; and this Agreement shall, to the fullest extent lawful, be reformed and construed as if such invalid or illegal or unenforceable provision, or part of a provision, had never been contained herein, and such provision or part reformed so that it would be valid, legal and enforceable to the maximum extent possible. Without limiting the foregoing, if any provision (or part of provision) contained in this Agreement shall for any reason be held to be excessively broad as to duration, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the fullest extent compatible with then existing applicable law.

10.         ASSIGNMENT.  The Company shall have the right to assign its rights and obligations under this Agreement to a party which assumes the Company' obligations hereunder.  Consultant shall not have the right to assign his rights or obligations under this Agreement without the prior written consent of the Company.  This Agreement shall be binding upon and inure to the benefit of the Consultant's heirs and legal representatives in the event of his death or disability.

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11.         HEADINGS.  Headings and subheadings are for convenience only and shall not be deemed to be a part of this Agreement.

12.         AMENDMENTS.  This Agreement may be amended or modified, in whole or in part, only by an instrument in writing signed by all parties hereto.

13.         NOTICES.  Any notices or other communications required hereunder shall be in writing and shall be deemed given when delivered in person or when mailed, by certified or registered first class mail, postage prepaid, return receipt requested, addressed to the parties at their addresses specified in the preamble to this Agreement or to such other addresses of which a party shall have notified the others in accordance with the provisions of this Section 13.

14.         COUNTERPARTS.  This Agreement may be executed in two or more counterparts, each of which shall constitute an original and all of which shall be deemed a single agreement.

15.         GOVERNING LAW.  This Agreement shall be construed in accordance with and governed for all purposes by the laws of the state of New York applicable to contracts executed and wholly performed within such jurisdiction. Any dispute arising hereunder shall be referred to and heard in only a court located in New York.

16.         SURVIVAL.  The provisions of Sections 5 to 9 and 15 to 16 of this Agreement shall survive the expiration of the Term or the termination of this Agreement.  This Agreement supersedes all prior agreements, written or oral, between the Company and the Consultant relating to the subject matter of this Agreement.

EXECUTED, under seal, effective as of the Effective Date.

MICROLIN BIO, INC.		CONSULTANT

By:	/s/ Joe Hernandez	/s/ Jeffrey Jensen
Joe Hernandez		Jeffrey Jensen
Executive Chairman
Hereunto Duly Authorized

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